Exhibit 99.1

Press Release

Gulfport Energy Corporation Prices $450 Million Offering of 6.375% Senior Notes

OKLAHOMA CITY (October 5, 2017) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that it has priced at par an offering of $450 million aggregate principal amount of its 6.375% Senior Notes due 2026 (the “Notes”). The Notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will be issued under a new indenture and will rank equally with Gulfport’s previously issued senior notes and other senior indebtedness. The Notes offering is expected to close on October 11, 2017, subject to customary closing conditions. Net proceeds to Gulfport from the sale of the Notes will be approximately $445.3 million. Gulfport expects to use the net proceeds of the Notes offering to repay all of its outstanding borrowings under its secured revolving credit facility and for general corporate purposes, which may include the funding of a portion of its 2017 capital development plans.

The Notes will be general unsecured senior obligations of Gulfport, will be guaranteed on a senior unsecured basis by certain of Gulfport’s subsidiaries and will pay interest semi-annually.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Gulfport

Gulfport Energy Corporation is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an acreage position along the Louisiana Gulf Coast, a position in the Alberta Oil Sands in Canada through its approximately 25% interest in Grizzly Oil Sands ULC and has an approximately 25% equity interest in Mammoth Energy Services, Inc. (NASDAQ:TUSK).

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Jessica Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-252-4550